EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-125694) pertaining to the Phillips-Van Heusen Corporation Associates Investment Plan for Residents of the Commonwealth of Puerto Rico of our report dated June 24, 2011, with respect to the financial statements of the Phillips-Van Heusen Corporation Associates Investment Plan for Residents of the Commonwealth of Puerto Rico included in this Annual Report (Form 11-K) for the year ended December 31, 2010.

SPIELMAN KOENIGSBERG & PARKER, LLP

June 24, 2011